================================================================================

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                        GOODYEAR TIRE AND RUBBER COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        GOODYEAR TIRE AND RUBBER COMPANY
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                 [Logo Goodyear]


                                    NOTICE OF

                       2000 ANNUAL MEETING OF SHAREHOLDERS

                                       AND

                                 PROXY STATEMENT

                       THE GOODYEAR TIRE & RUBBER COMPANY
                             1144 East Market Street
                             Akron, Ohio 44316-0001

                          DATE:  Monday, April 10, 2000

                          TIME:  10:00 A.M., Akron Time

                          PLACE: Offices Of The Company
                                 Goodyear Theater
                                 1201 East Market Street
                                 Akron, Ohio

                             YOUR VOTE IS IMPORTANT
                             ----------------------
PLEASE COMPLETE, DATE AND SIGN YOUR PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

                       The Goodyear Tire & Rubber Company



           SAM GIBARA
      CHAIRMAN OF THE BOARD
CHIEF EXECUTIVE OFFICER AND PRESIDENT

                                                               February 25, 2000

  Dear Shareholders:

     You are cordially invited to attend your Company's 2000 Annual Meeting of Shareholders, which will be held at the Goodyear Theater, 1201 East Market Street, Akron, Ohio, at 10:00 A.M., Akron Time, on Monday, April 10, 2000. We hope you will be able to attend and participate. The Notice of, and Proxy Statement for, the 2000 Annual Meeting of Shareholders follow. The 1999 Annual Report is enclosed.

     At the Annual Meeting, shareholders will elect four persons to serve as directors for three year terms (Item 1 on your Proxy). Each nominee is an incumbent. The Proxy Statement contains information regarding each nominee for director and the seven continuing directors.

     Your Board of Directors is presenting for action by the shareholders its proposal that shareholders ratify the Board's appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for 2000 (Item 2 on your Proxy). Your Board of Directors recommends that you vote for the ratification of the appointment of PricewaterhouseCoopers LLP.

     If you plan to attend the Annual Meeting, please mark the indicated box on the reverse side of your Proxy. You are cordially invited to join us for refreshments from 9:30 to 9:55 A.M. in the Lobby at the entrance to the Goodyear Theater. You do not need a ticket to attend the Annual Meeting or the reception.

     Whether or not you plan to attend, it is important that you complete, date, sign and promptly return your Proxy. This will ensure that your shares will be represented at the meeting. If you attend and decide to vote in person, you may revoke your Proxy. Remember, your vote is important!

                                           Sincerely,

                                           /s/ Samir G. Gibara

                                           SAMIR G. GIBARA
                                           Chairman of the Board,
                                           Chief Executive Officer and President

                                    CONTENTS

                                                                          Page

NOTICE OF THE 2000 ANNUAL MEETING OF SHAREHOLDERS .......................  1

PROXY STATEMENT
  General Information ...................................................  1
     Shares Voting ......................................................  1
     Vote Required ......................................................  1
     Cumulative Voting For Directors ....................................  1
     Voting of Proxy ....................................................  1
     Confidentiality ....................................................  1
     Revocability of Proxy ..............................................  2
  The Board of Directors and Its Committees .............................  2
     Audit Committee ....................................................  2
     Compensation Committee .............................................  2
     Nominating and Board Governance Committee ..........................  3
     Committee on Corporate Responsibility ..............................  3
  Election of Directors (Proxy Item 1) ..................................  3
  Ratification of Appointment of Independent Accountants (Proxy Item 2) .  6
  Other Business ........................................................  7
  Beneficial Ownership of Common Stock ..................................  7
  Executive Officer Compensation ........................................  9
     Summary of Compensation ............................................  9
     Option/SAR Grants in 1999 .......................................... 11
     Option/SAR 1999 Exercises and Year-End Values ...................... 12
     Long Term Incentive Awards ......................................... 12
     Other Compensation Plan Information ................................ 12
     Retirement Benefits ................................................ 14
     Directors' Compensation ............................................ 14
     Other Matters ...................................................... 15
  Section 16(a) Beneficial Ownership Reporting Compliance ............... 16
  Compensation Committee Report on Executive Compensation ............... 16
  Performance Graph ..................................................... 20
  Miscellaneous ......................................................... 21
     Submission of Shareholder Proposals ................................ 21
     10-K Report ........................................................ 21
     Savings Plan Shares ................................................ 21
     Costs of Solicitation .............................................. 21

                       THE GOODYEAR TIRE & RUBBER COMPANY

                                 NOTICE OF THE

                      2000 ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 10, 2000

TO THE SHAREHOLDERS:

     The 2000 Annual Meeting of Shareholders of The Goodyear Tire & Rubber Company (the "Company"), an Ohio corporation, will be held at the Goodyear Theater (in the Company's Principal Office Complex), 1201 East Market Street, Akron, Ohio, on Monday, April 10, 2000, at 10:00 A.M., Akron Time, for the following purposes:

     1. To elect four directors, each to serve for a term of three years (Proxy
        Item 1);

     2. To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for 2000 (Proxy Item 2); and

     3. To act upon such other matters and to transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors fixed the close of business on February 16, 2000 as the record date for determining shareholders entitled to notice of, and to vote at, the 2000 Annual Meeting. Only holders of record of the Common Stock of the Company at the close of business February 16, 2000 will be entitled to vote at the 2000 Annual Meeting and adjournments, if any, thereof.

February 25, 2000                            By order of the Board of Directors:

                                             /s/ James Boyazis

                                             James Boyazis, Secretary



--------------------------------------------------------------------------------
       Please complete, date and sign your proxy and return it promptly in the enclosed envelope.

                                 PROXY STATEMENT

                       THE GOODYEAR TIRE & RUBBER COMPANY

                                ---------------

                               GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Goodyear Tire & Rubber Company, an Ohio corporation (the "Company"), to be voted at the Annual Meeting of Shareholders to be held April 10, 2000 (the "Annual Meeting"), and at any adjournments thereof, for the purposes set forth in the accompanying notice.

  The principal executive offices of the Company are located at 1144 East Market Street, Akron, Ohio 44316-0001. The Company's telephone number is 330-796-2121.

  The Company's Annual Report to Shareholders for the year ended December 31, 1999 is enclosed with this Proxy Statement. The Annual Report is not considered part of the proxy solicitation materials. The approximate date on which this Proxy Statement and the related form of Proxy are first being sent to shareholders is February 29, 2000.

SHARES VOTING

  Holders of shares of the Common Stock, without par value, of the Company (the "Common Stock") at the close of business on February 16, 2000 (the "record date") are entitled to notice of, and to vote shares of Common Stock held on the record date at, the Annual Meeting. As of the close of business on the record date, there were 156,353,770 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote.

VOTE REQUIRED

  Except for the election of directors, the affirmative vote of at least a majority of the shares of Common Stock outstanding on the record date is required for a resolution to be adopted at the Annual Meeting. In the election of directors, the four candidates receiving the most votes will be elected.

CUMULATIVE VOTING FOR DIRECTORS

  In the voting for directors, you have the right to vote cumulatively for candidates nominated prior to the voting. In voting cumulatively, you may (a) give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock you are entitled to vote, or (b) distribute your votes on the same principle among two or more candidates as desired.

VOTING OF PROXY

  The accompanying Proxy is designed to permit you to vote on the election of directors and on the resolution proposed by the Board of Directors described in this Proxy Statement. Three directors of the Company, Messrs. Breen, Butler and Gibara, have been designated as proxies to vote (or withhold from voting) shares of Common Stock in accordance with your instructions given in your Proxy.

  In the absence of specific instructions in your Proxy, your shares will be voted for the four nominees whose names are set forth at page 3. You may indicate in your Proxy that you withhold your vote from any one or more of the nominees. The proxies designated by your Board of Directors may cumulatively vote your Proxy if such action is deemed by them to be appropriate, except to the extent you expressly withhold authority to so cumulate votes as to any nominee. Your Board of Directors does not presently anticipate that any of the nominees named will be unavailable for election. In the event an unexpected vacancy occurs, your Proxy received may be voted for the election of a new nominee designated by the Board of Directors.

  If no specific instructions are given in your Proxy, shares will be voted in favor of the proposal by the Board of Directors to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for 2000.

CONFIDENTIALITY

  Your vote, whether by Proxy or ballot, will be treated as confidential, except
(a) as may be required by law, (b) as may be necessary to assert or defend claims for or against the Company, (c) in the case of a contested election of director(s), or (d) at your express request. The inspectors of election and persons processing proxy cards and ballots and tabulating the vote will not be employees of the Company. Representatives of First Chicago Trust Company of New York have been appointed to serve as the inspectors of election for the 2000 Annual Meeting.

REVOCABILITY OF PROXY

  You may revoke or revise any Proxy you give to the Board of Directors by the execution of a later proxy or by giving notice to the Company in writing or in open meeting. No revocation or revision of any Proxy shall affect any vote previously taken.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  In accordance with the Ohio General Corporation Law and the Articles of Incorporation and Code of Regulations of the Company, the Company is managed under the direction of the Board of Directors by the chief executive officer and other officers to whom authority has been delegated by the Board.

  The Board:

  - selects and evaluates management.

  - considers and acts on other fundamental corporate matters, including the declaration of dividends, the issuance of stock and the authorization of significant business transactions.

  - reviews the Company's operating results and financial statements.

  - approves capital expenditures.

  - works with senior management in planning the Company's business strategy and establishing its long term and short term business objectives.

  Historically, a majority of the members of the Board have been neither officers nor employees of the Company. Ten of the eleven directors currently serving are neither present nor past officers or employees of the Company or any of its subsidiaries. The four nominees (each currently serving as a director) are neither present nor past officers or employees of the Company or any of its subsidiaries.

  The Board meets on a regularly scheduled basis at least six times during the year. The average attendance of all directors at the six Board meetings held during 1999 was 96.1%. The average attendance of all directors at all meetings of the Board and its standing committees held during 1999 was 97.5%. During 1999, each director attended at least 75% of all meetings of the Board and the standing committees of the Board on which he or she served.

  The Board of Directors has four standing committees to assist it in the discharge of its responsibilities.

AUDIT COMMITTEE

  Established in 1967, the Audit Committee is comprised of six directors who are not present or past employees of the Company or any of its subsidiaries. The Audit Committee held four formal meetings during 1999. The current members are J.G. Breen, W.E. Butler, T.H. Cruikshank, K.G. Farley, W.J. Hudson, Jr. and
G.H. Schofield (Chairman).

  The Audit Committee, among other things, regularly:

  - reviews for the Board the activities of the Company's internal auditors and its independent accountants.

  - evaluates the Company's organization, internal controls, policies, procedures and practices to determine whether they are reasonably designed to

    - assure the accuracy and adequacy of the Company's records and financial statements;and

    - provide for the safekeeping of the Company's assets.

  - reviews the Company's financial statements and reports.

  - monitors compliance with the Company's internal controls, policies, procedures and practices.

  - receives direct compliance reports from the Company's internal auditors and General Counsel and from the independent accountants.

  - undertakes such other activities as the Board from time to time may delegate to it.

  The Audit Committee annually:

  - considers the qualifications of the independent accountants of the Company and makes recommendations to the Board as to their selection.

  - reviews and approves audit fees and fees for non-audit services rendered or to be rendered by the independent accountants, and reviews the audit plan and the services rendered or to be rendered by the independent accountants for each year and the results of their audit for the previous year.

COMPENSATION COMMITTEE

  Established in 1979, the Compensation Committee is comprised of six directors who are not present or past employees of the Company or any of its subsidiaries. The Compensation Committee held two formal meetings during 1999. The current members are J. G. Breen (Chairman), K. G. Farley, W. J. Hudson, Jr., S.A. Minter, A. Pytte and M.D. Walker.

  The Compensation Committee, after consulting with the chief executive officer, establishes, authorizes and administers the Company's compensation policies, practices and plans for the Company's directors, executive officers and other key personnel. The Compensation Committee also advises the Board of Directors in establishing directors' and officers' compensation and regarding management development and succession plans and undertakes such other activities as may be delegated to it from time to time by the Board of Directors.

  The Compensation Committee administers the Company's 1997 Performance Incentive Plan, the 1989 Goodyear Performance and Equity Incentive Plan, the Company's Performance Recognition Plan, the Company's Deferred Compensation Plan For Executives and the Company's Outside Directors' Equity Participation Plan.

NOMINATING AND BOARD GOVERNANCE COMMITTEE

  The Nominating and Board Governance Committee was established in 1998 and is the successor of the Nominating Committee established in 1978. The Nominating and Board Governance Committee is comprised of the Chairman of the Board and six directors who are not present or past employees of the Company or any of its subsidiaries. The Nominating and Board Governance Committee held four formal meetings during 1999. The current members are S.G. Gibara, W.J. Hudson, Jr., S.A. Minter, A. Pytte, G.H. Schofield, W.C. Turner and M. D. Walker (Chairman).

  The principal function of the Nominating and Board Governance Committee is to identify, evaluate, and recommend to the Board of Directors candidates for election to the Board of Directors. The Nominating and Board Governance Committee is also responsible for recommending to the Board of Directors policies and standards for evaluating the overall effectiveness of the Board of Directors in the governance of the Company and for undertaking such other activities as may be delegated to it from time to time by the Board of Directors.

  Any shareholder desiring to submit a candidate for consideration by the Nominating and Board Governance Committee should send the name of such proposed candidate, together with such biographical data and background information concerning the candidate as the shareholder may desire, to: The Office of the Secretary, The Goodyear Tire & Rubber Company, Akron, Ohio 44316-0001.

COMMITTEE ON CORPORATE RESPONSIBILITY

  The Committee on Corporate Responsibility was established in 1976 and is comprised of six directors who are not present or past officers or employees of the Company or any of its subsidiaries. The Committee held two formal meetings during 1999. The current members are W. E. Butler, T. H. Cruikshank, S. A. Minter, A. Pytte, W. C. Turner (Chairman) and M.D. Walker.

  The Committee on Corporate Responsibility:

  - reviews at least annually the Company's legal compliance programs.

  - reviews periodically the Company's policies and practices relating to the manner in which the Company and its subsidiaries conduct their business.

  - reviews the Company's policies and practices regarding its relationships with shareholders, employees, customers, governmental agencies and the general public.

  - reviews the need for, and develops and recommends to the Board, new policies relating to such matters.

  - undertakes such other activities as the Board may from time to time delegate to it.

                              ELECTION OF DIRECTORS
                              (ITEM 1 ON THE PROXY)

  The Board of Directors is comprised of eleven directors and is classified into three classes of directors. At each annual meeting directors of one of the classes, on a rotating basis, are elected to three year terms, to serve as the successors to the directors of the same class whose terms expire at that annual meeting. Classes I and III are each currently comprised of four directors. Class II is currently comprised of three directors. The current terms of the four Class III Directors will expire at the Annual Meeting. The current terms of the four Class II Directors and the three Class I Directors will expire at the 2001 and 2002 annual meetings, respectively.

  At the Annual Meeting four persons are to be elected to serve as Class III Directors, each to a three year term. The Board of Directors has selected the following nominees recommended by the Nominating and Board Governance Committee for election to the Board of Directors, each to hold office for a three year term expiring at the 2003 annual meeting and until his or her successor shall have been duly elected and qualified:

                               Thomas H. Cruikshank
                               Katherine G. Farley
                               Steven A. Minter
                               Agnar Pytte

  Each nominee is an incumbent director whose term of office expires at the Annual Meeting. The following page contains certain information concerning the four nominees, which information was furnished by them.

      NOMINEES FOR DIRECTOR--CLASS III, Three Year Terms Expiring in 2003

--------------------------------------------------------------------------------

THOMAS H. CRUIKSHANK

Retired. Formerly Chairman of the Board and Chief Executive Officer of Halliburton Company, a supplier of oil field equipment and services and engineering and construction services.

Mr. Cruikshank was Chairman of the Board and Chief Executive Officer of Halliburton Company from June of 1989 through October 31, 1995, when he retired as Chief Executive Officer. He retired as Chairman of the Board of Halliburton Company on January 2, 1996. Mr. Cruikshank is a director of The Williams Companies, Inc. and Lehman Brothers Holding Company Inc. He is also Chairman of the Board of Directors of Up With People.

Member of Audit and Corporate Responsibility Committees.

Age: 68

Director since: October 7, 1986


--------------------------------------------------------------------------------

KATHERINE G. FARLEY

Senior Managing Director of Tishman Speyer Properties, an international real estate developer, owner, and property management firm.

Ms. Farley joined Tishman Speyer Properties in 1984. She was Managing Director - International from 1984 to 1993, when she became Managing Director. Ms. Farley has been Senior Managing Director of Tishman Speyer Properties since January 1998. Ms. Farley is the Chairperson of the Board of Directors of Women in Need and a member of the Board of Directors and the Executive Committee of the International Rescue Committee.

Member of Audit and Compensation Committees.

Age: 50

Director since: February 3, 1998

--------------------------------------------------------------------------------

STEVEN A. MINTER

President and Executive Director of The Cleveland Foundation, a community trust devoted to health, education, social services and civic and cultural affairs.

Mr. Minter has been the President and Executive Director of The Cleveland Foundation, Cleveland, Ohio, since January 1, 1984. Mr. Minter is a director of Consolidated Natural Gas Company and KeyCorp and a trustee of The College of Wooster.

Member of Compensation, Corporate Responsibility, and Nominating and Board Governance Committees.

Age: 61

Director since: February 12, 1985


--------------------------------------------------------------------------------

AGNAR PYTTE

Retired. Formerly President and Chief Executive Officer of Case Western Reserve University.

Dr. Pytte was the President and Chief Executive Officer of Case Western Reserve University from July 1, 1987 to June 30, 1999, when he retired. He is President Emeritus of Case Western Reserve University and an Adjunct Professor at Dartmouth College. Dr. Pytte is a director of A.O. Smith Corporation and the Sherman Fairchild Foundation Inc.

Member of Compensation, Corporate Responsibility, and Nominating and Board Governance Committees.

Age: 67

Director since: January 5, 1988


--------------------------------------------------------------------------------

The following two pages contain certain information concerning the seven directors whose terms of office continue after the Annual Meeting, which information was provided by the continuing directors.

              CONTINUING DIRECTORS--CLASS I,TERMS EXPIRING IN 2002

--------------------------------------------------------------------------------

SAMIR G. GIBARA

Chairman of the Board, Chief Executive Officer and President

Mr. Gibara joined the Company in 1966, serving in various managerial posts prior to being elected Vice President for Strategic Planning and Business Development and as the acting Vice President of Finance and Chief Financial Officer of the Company on October 6, 1992. Mr. Gibara was elected Executive Vice President for North American Tire Operations on May 3, 1994. Mr. Gibara was elected President and Chief Operating Officer, and as a director, effective April 15, 1995. Mr Gibara was elected President and Chief Executive Officer effective January 1, 1996 and Chairman of the Board, Chief Executive Officer and President effective July 1, 1996. Mr. Gibara is a director of International Paper Company.

Member of Nominating and Board Governance Committee.

Age: 60

Director since: April 15, 1995


--------------------------------------------------------------------------------

WILLIAM J. HUDSON, JR.

Retired. Formerly President and Chief Executive Officer and a Director of AMP,Incorporated, a global manufacturer of electrical and electronic components and assemblies.

Mr. Hudson was the President and Chief Executive Officer of AMP, Incorporated from January 1, 1993 to August 10, 1998. Mr. Hudson served as the Vice Chairman of AMP, Incorporated from August 10, 1998 to April 30, 1999. Mr. Hudson is a director of Carpenter Technology Company and Keithley Instruments Company and a member of the Board of Trustees and the Executive Committee of the United States Council for International Business.

Member of Audit, Compensation, and Nominating and Board Governance Committees.

Age: 65

Director since: November 7, 1995


--------------------------------------------------------------------------------

WILLIAM C. TURNER

Chairman of the Board, Chief Executive Officer and President of Argyle Atlantic Corporation, a consulting firm to multinational corporations on international economic and political affairs, strategy, investments, joint ventures and strategic alliances.

Mr. Turner has served as Chairman of the Board, Chief Executive Officer and President of Argyle Atlantic Corporation since 1977. He is a director of Rural/Metro Corporation and Microtest, Inc. Mr. Turner is also a member of the Board of Governors of the Lauder Institute of Management and International Studies of the University of Pennsylvania, a trustee and former Chairman of the Board of the American Graduate School of International Management, a trustee of the United States Council for International Business and a member of the Council of American Ambassadors and the Council on Foreign Relations.

Chairman of Committee on Corporate Responsibility and member of Nominating and Board Governance Committee.

Age: 70

Director since: October 3, 1978


--------------------------------------------------------------------------------

MARTIN D. WALKER

Retired. Formerly Chairman of the Board and Chief Executive Officer of M. A. Hanna Company, an international processor and distributor of polymers to the plastics and rubber industries.

Mr. Walker was Chairman of the Board and Chief Executive Officer of M. A. Hanna Company from September 1, 1986 through December 31, 1996, when he retired as Chief Executive Officer. He retired as Chairman of the Board of M. A. Hanna Company on June 30, 1997. On October 7, 1998, Mr. Walker was again elected Chairman of the Board and Chief Executive officer of M. A. Hanna Company, serving until June 13, 1999 when he retired as Chief Executive Officer. He again retired as Chairman of the Board on December 31, 1999. Mr. Walker is a principal in MORWAL Investments and a director of Comerica, Inc., Lexmark International,
M. A. Hanna Company, The Timken Company and Textron, Inc.

Chairman of Nominating and Board Governance Committee and member of Compensation and Corporate Responsibility Committees.

Age: 67

Director since: February 4, 1997

--------------------------------------------------------------------------------

        CONTINUING DIRECTORS--CLASS II, TERMS EXPIRING IN 2001

--------------------------------------------------------------------------------

JOHN G. BREEN

Chairman of the Board of The Sherwin-Williams Company, a manufacturer of paints, coatings and related products.

Mr. Breen was the Chairman of the Board and Chief Executive Officer of The Sherwin-Williams Company from January 15, 1979 to October 25, 1999, when he retired as Chief Executive Officer. He has served as Chairman of the Board of the Company since October 25, 1999. He is a director of Mead Corporation, National City Corporation and Parker-Hannifin Corporation.

Chairman of Compensation Committee and member of Audit Committee.

Age:65

Director since:January 7, 1992


--------------------------------------------------------------------------------

WILLIAM E. BUTLER

Retired. Formerly Chairman of the Board and Chief Executive Officer of Eaton Corporation, a global manufacturer of highly engineered products for the automotive, industrial, construction, commercial and aerospace markets.

Mr. Butler was Chairman of the Board and Chief Executive Officer of Eaton Corporation from January of 1992 to December 31, 1995, when he retired. Mr. Butler is a director of Applied Industrial Technologies, Inc., Ferro Corporation, Pitney Bowes Inc., Borg Warner Corporation and U.S. Industries, Inc.

Member of Audit and Corporate Responsibility Committees.

Age: 68

Director since: February 8, 1995


--------------------------------------------------------------------------------

GEORGE H. SCHOFIELD

Retired. Formerly Chairman of the Board and Chief Executive Officer of Zurn Industries, Inc., a manufacturer of plumbing products and power systems equipment.

Mr. Schofield served as the Chairman of the Board and Chief Executive Officer of Zurn Industries, Inc. from 1986 until October 17, 1994, when he retired as Chief Executive Officer. He retired as Chairman of the Board of Zurn Industries, Inc. on March 31, 1995.

Chairman of Audit Committee and member of Nominating and Board Governance Committee.

Age: 70

Director since: December 3, 1991


--------------------------------------------------------------------------------

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                              (ITEM 2 ON THE PROXY)

  PricewaterhouseCoopers LLP ("PwC") served as the Company's independent accountants for the year ended December 31, 1999. In addition to rendering audit services during 1999, PwC performed various non-audit services for the Company and its subsidiaries. The Audit Committee has determined that the performance of such non-audit services did not impair the independence of PwC.

  The Board of Directors, on the recommendation of the Audit Committee, has appointed PwC as independent accountants for the Company for the year ending December 31, 2000. In making its recommendation, the Audit Committee reviewed past audit results and the non-audit services performed during 1999 and proposed to be performed during 2000. In selecting PwC, the Audit Committee and the Board of Directors carefully considered their independence.

  PwC have confirmed to the Company that they are in compliance with all rules, standards and policies of the American Institute of Certified Public Accountants and the Securities and Exchange Commission governing auditor independence.

  Representatives of PwC will attend the Annual Meeting. They will have the opportunity to make a statement, if they so desire, and have advised the Company that they will be available to respond to appropriate questions of shareholders.

  The following resolution will be presented by your Board of Directors at the Annual Meeting:

          "Resolved, that the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the year ending December 31, 2000 is hereby ratified."

  In the event the appointment of PwC is not ratified by the shareholders, the adverse vote will be deemed to be an indication to the Board of Directors that it should consider selecting other independent accountants for 2001.

  YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION (PROXY ITEM 2).

                                 OTHER BUSINESS

  In addition to the matters described above, there will be an address by the Chairman of the Board, Chief Executive Officer and President of the Company. A discussion period will follow during which shareholders will have an opportunity to ask appropriate questions regarding the Company and its operations.

  The Board of Directors does not intend to bring any other business before the Annual Meeting and is not aware of any other business intended to be presented by any other person.

  If any other matters properly come before the Annual Meeting, the persons whose names appear in the enclosed Proxy intend to vote all Proxies received by the Board of Directors in such manner as they, in their discretion, deem appropriate.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

  The firms identified in the table below have reported that they beneficially owned at December 31, 1999 more than 5% of outstanding shares of the Common Stock as follows:


NAME AND ADDRESS       Sanford C. Bernstein & Co., Inc.  Merrill Lynch, Pierce, Fenner   Morgan Stanley Dean
OF BENEFICIAL OWNER:   767 Fifth Avenue                    & Smith Incorporated           Witter & Co.
                       New York, New York 10153          World Financial Center -        1585 Broadway
                                                           North Tower                   New York, New York 10036
                                                         250 Vesey Street
                                                         New York, New York 10281

SHARES OF COMMON
STOCK BENEFICIALLY
OWNED:                         17,691,408(1)                     21,164,732(2)                12,846,304(3)


PERCENT OF COMMON
STOCK OUTSTANDING
BENEFICIALLY OWNED:                  11.3%                             13.5%                         8.2%



NOTES:

(1) Sole dispositive power in respect of all shares, and sole and shared voting power in respect of 9,983,629 and 1,830,268 shares, respectively, as stated in a Schedule 13G dated February 8, 2000.

(2) Shared dispositive and voting power in respect of all shares, as stated in a
    Schedule 13G dated January 14, 2000.

(3) Shared dispositive power in respect of all shares and shared voting power in respect of 12,793,154 shares, as stated in a Schedule 13G dated February 1, 2000.

    In addition, The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois 60675, has indicated that at the record date it held 14,286,557 shares, or approximately 9.1% of the outstanding shares, of Common Stock, including 8,791,862 shares, or approximately 5.6% of the outstanding shares, of Common Stock held as the trustee of four employee savings plans sponsored by the Company.

    On the record date, each director and nominee, each person named in the Summary Compensation Table on page 9, and all directors and officers as a group, beneficially owned the number of shares of Common Stock set forth in the Beneficial Ownership of Management table on the next page.

                       BENEFICIAL OWNERSHIP OF MANAGEMENT


                                                   BENEFICIAL OWNERSHIP AT FEBRUARY 16,2000 (1)
                                             -----------------------------------------------------------------
                                                                  SHARES OF
                                                 SHARES OF       COMMON STOCK         SHARES OF COMMON
                                               COMMON STOCK         HELD IN           STOCK SUBJECT TO         DEFERRED SHARE
                         NAME                OWNED DIRECTLY (2)  SAVINGS PLAN (3)  EXERCISABLE OPTIONS (4)    EQUIVALENT UNITS
                -------------------          ------------------  ----------------  -----------------------    ----------------
    John G.Breen ............................    5,200(5)(6)             0                     0                  3,262(9)
    William E.Butler ........................    1,405(7)                0                     0                  5,812(9)
    Thomas H.Cruikshank .....................    1,800(6)                0                     0                  5,510(9)
    Katherine G.Farley ......................    2,000                   0                     0                  1,944(9)
    Samir G.Gibara ..........................   17,220                 883               165,150                 28,162(10)
    C.Thomas Harvie .........................    6,510                 417                39,000                  5,570(10)
    William J.Hudson, Jr ....................    3,000                   0                     0                  3,480(9)
    Steven A.Minter .........................    1,580(6)                0                     0                  1,845(9)
    Agnar Pytte .............................    1,200(6)                0                     0                  5,446(9)
    George H.Schofield ......................    2,200(6)                0                     0                  6,261(9)
    William J.Sharp .........................   13,987               2,204                54,575                 12,377(10)
    Robert W.Tieken .........................    2,000                 550                58,875                  9,552(10)
    William C.Turner ........................    1,600(6)                0                     0                  2,818(9)
    Sylvain G.Valensi .......................        0                 329                23,375                  2,670(10)
    Martin D.Walker .........................    1,000                   0                     0                  2,556(9)
    All directors, the Named Officers
     and all other Executive Officers
     as a group (33 persons)  ...............  120,220(8)           21,174               752,854                132,984(9)(10)


NOTES:

    (1) The number of shares indicated as beneficially owned by each of the directors and named executive officers, and the 894,248 shares of Common Stock indicated as beneficially owned by all directors and officers as a group, and the percentage of Common Stock outstanding beneficially owned by each person and the group, has been determined in accordance with Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of
        1934. In each case, beneficial ownership is less than one percent of all outstanding shares of Common Stock.

    (2) Unless otherwise indicated in a subsequent note, each person named and each member of the group has sole voting and investment power with respect to the shares of Common Stock shown.

    (3) Consists of full shares held in trust under the Company's Employee Savings Plan for Salaried Employees (the "Savings Plan").

    (4) Consists of shares which may be acquired upon the exercise of options which are exercisable prior to April 16, 2000 under the Company's 1997 Performance Incentive Plan (the "1997 Plan") and the 1989 Goodyear Performance and Equity Incentive Plan (the "1989 Plan"). The Company granted stock options to the named executive officers under the 1997 Plan and the 1989 Plan which are not exercisable prior to April 16, 2000 as follows: Mr. Gibara, 358,750 shares; Mr. Sharp, 82,250 shares; Mr. Tieken, 69,125 shares; Mr. Harvie, 58,000 shares; Mr. Valensi, 51,500 shares; and all other executive officers, 1,097,038 shares.

    (5) Includes 5,000 shares jointly owned by Mr. Breen and his spouse.

    (6) Includes 200 shares acquired pursuant to the Company's 1994 Restricted Stock Award Plan for Non-employee Directors which are subject to certain restrictions.

    (7) Shares owned jointly by Mr. Butler and his spouse.

    (8) Includes 110,985 shares owned of record and beneficially or owned beneficially through a nominee, and 9,235 shares held by or jointly with family members of certain directors and officers.

    (9) Deferred units, each equivalent to a hypothetical share of Common Stock, accrued to accounts of the director under the Company's Outside Directors' Equity Participation Plan, payable in cash following retirement from the Board of Directors. See "Directors' Compensation" at page 14.

   (10) Units, each equivalent to a hypothetical share of Common Stock, deferred pursuant to awards made under the 1997 Plan and the 1989 Plan and receivable in cash, shares of Common Stock, or any combination thereof, at the election of the executive officer. See Note (4) to the Summary Compensation Table at page 10.

                         EXECUTIVE OFFICER COMPENSATION

SUMMARY OF COMPENSATION

   The Summary Compensation Table below sets forth information in respect of the compensation of the Chief Executive Officer of the Company during 1999 and the persons who were, at December 31, 1999, the other four most highly compensated executive officers of the Company (the "Named Officers") for services in all capacities to the Company and its subsidiaries during 1997, 1998 and 1999.


                                                        SUMMARY COMPENSATION TABLE

                                                                                Long Term Compensation
                                                                          -----------------------------------
                                        Annual Compensation                      Awards            Payouts
                              ----------------------------------------    ----------------------   ----------
                                                                                     Securities
                                                                 Other                Underlying   Long Term        All
                                                                Annual    Restricted  Options/     Incentive      Other
                                                                Compen-     Stock       SARs         Plan        Compen-
                                                    Bonus       sation     Award(s)   (Number       Payouts      sation
                                       Salary     (Dollars)    (Dollars)  (Dollars)      of        (Dollars)    (Dollars)
Name and Principal Position   Year    (Dollars)      (1)          (2)        (3)       Shares)        (4)          (5)
---------------------------   ----    ---------   ---------    ---------  ---------  ----------   ----------   ----------
SAMIR G. GIBARA               1999   $1,066,667  $  159,990   $    9,000     -0-        250,000   $  387,538   $   11,075
  Chairman of the Board       1998      982,267     589,032        9,000     -0-         90,000    1,153,562       14,139
  Chief Executive Officer     1997      935,100     961,875        9,000     -0-         55,000      674,843        9,023
  and President

WILLIAM J. SHARP              1999      525,000      62,268        9,000     -0-         50,000      127,008        7,790
  President,                  1998      491,667     204,501        9,000     -0-         21,500      443,678       10,317
  North American Tire (6)     1997      472,917     391,875        9,000     -0-         21,500      283,434        8,340

ROBERT W. TIEKEN              1999      425,000      49,500          -0-     -0-         45,000       81,416        7,197
  Executive Vice President    1998      416,250     163,601       17,000     -0-         18,000      259,868       10,185
  and Chief Financial Officer 1997      401,667     313,500        8,000     -0-         15,000      276,685        8,254

SYLVAIN G. VALENSI            1999      325,000      67,200        7,000     -0-         35,000       58,619        5,277
  President,                  1998      296,667     131,846        4,000     -0-         13,000      158,456          -0-
  European Union Tire (7)     1997      277,083     204,750        4,000     -0-          9,000          -0-          -0-

C. THOMAS HARVIE              1999      346,667      39,000        2,880     -0-         35,000       68,389        6,085
  Senior Vice President and   1998      328,333     151,919        6,000     -0-         13,000      228,177        6,795
  General Counsel             1997      310,000     242,250        6,570     -0-         11,000      242,943        4,750

NOTES TO SUMMARY COMPENSATION TABLE:

    (1) Amounts awarded in respect of 1999, 1998 and 1997 and paid in February of 2000, 1999 and 1998, respectively, pursuant to the Company's Performance Recognition Plan; except that payment of all of the awards to Mr. Gibara in respect of 1999, 1998 and 1997, and a portion of the awards to Mr. Harvie in respect of 1998 and 1997, were deferred pursuant to the Company's Deferred Compensation Plan for Executives. The payout in respect of plan year 1999 was determined by the Compensation Committee based on performance relative to specified operating criteria. Deferred amounts are included in the amounts shown in the Table.

    (2) Amounts shown represent the cost to the Company of tax and financial planning assistance provided by third parties, plus: (a) in respect of Mr. Valensi, payment of $3,000 in 1999 for foreign service premium; and
        (b) in respect of Mr. Harvie, payments of $576 in 1997 for costs in connection with his relocation.

    (3) No restricted stock was awarded or issued by the Company to any Named Officer during 1999. On July 17, 1995, Mr. Harvie purchased, pursuant to the 1989 Plan and a related Restricted Stock Purchase Agreement, 10,000 shares of Common Stock for a purchase price of $.10 per share, which shares were subject to various restrictions and to the Company's option to repurchase under specified circumstances at a price of $.10 per share through at least June 30, 1998. The per share closing price of the Common Stock on the date of grant (July 17, 1995) was $43.50. Mr. Harvie received all dividends paid on said shares of Common Stock. On June 30, 1998, the Company's option and all other restrictions lapsed in respect of 7,101 of the shares. On January 29, 1999, the Company's option and all other restrictions lapsed in respect of the remaining 2,899 shares. No other shares of restricted stock have been awarded or issued to the Named Officers of the Company.

        (4) The payouts indicated in respect of 1999 relate to amounts earned pursuant to Performance Equity Grants granted on December 3, 1996 under the 1989 Plan in respect of the three year performance period ended December 31, 1999, whereunder participants were granted a specified number of performance units (the "1999 Performance Units") payable 50% in shares and 50% in cash. The aggregate earnings per share of Common Stock during the performance period were $11.41, after adjustments by the Compensation Committee to eliminate the $436.8 million of rationalization and other charges in 1997 and 1999. Each participant earned 59% of the 1999 Performance Units granted. The value of each 1999 Performance Unit was $27.59, which was the average of the high and low sale prices of the Common Stock on December 31, 1999, as reported on the New York Stock Exchange Composite Transactions tape. The payouts indicated in respect of 1998 relate to amounts earned pursuant to Performance Equity Grants granted on January 9, 1996 (as amended December 3, 1996) pursuant to the 1989 Plan in respect of the three year performance period ended December 31, 1998, whereunder participants were granted a specified number of performance units ("1998 Performance Units"), payable 50% in shares of Common Stock and 50% in cash. The aggregate earnings per share of Common Stock during the performance period were $13.63, after adjustments by the Committee. Each participant earned 125.2% of the 1998 Performance Units granted. The value of each 1998 Performance Unit was $50.625, which was the average of the high and the low sale prices of the Common Stock on December 31, 1998, as reported on the New York Stock Exchange Composite Transactions tape. The payouts indicated in respect of 1997 relate to amounts earned pursuant to Performance Equity Grants granted on December 6, 1994 (as amended December 3, 1996) pursuant to the 1989 Plan in respect of the three year performance period ended December 31, 1997, whereunder participants were granted a specified number of performance units ("1997 Performance Units"), payable 50% in shares of Common Stock and 50% in cash. The aggregate earnings per share of Common Stock during the performance period were $13.07, after adjustments by the Compensation Committee. Each participant earned 106.8% of the 1997 Performance Units granted. The value of each 1997 Performance Unit was $63.19, which was the average of the high and the low sale prices of the Common Stock on December 31, 1997, as reported on the New York Stock Exchange Composite Transactions tape. Payment of the Common Stock portion of the 1999 Performance Units, the 1998 Performance Units and the 1997 Performance Units earned was automatically deferred in the form of Common Stock equivalent units (which earn dividend equivalents) for at least five years from the payment date (or following earlier retirement) and will be payable at the election of each participant in shares of Common Stock, cash, or any combination thereof. The cash portions of the 1999 Performance Units, the 1998 Performance Units and the 1997 Performance Units earned were paid (unless deferred as Common Stock equivalent units by the participant) in February 2000, 1999 and 1998, respectively. All deferred amounts are included in the Table.

    (5) All Other Compensation consists of: (a) for 1999 (i) the value of deferred Common Stock equivalent units ("Units") accrued as dividend equivalents during 1999 to the accounts of the Named Officers in respect of Units awarded and deferred in February of 1999, 1998 and 1997, each Unit valued at $28.1875, the closing price of the Common Stock on December 31, 1999, and (ii) $4,800 of matching contributions to each Named Officer under the Company's Savings Plan;(b) for 1998 (i) the value of deferred Common Stock equivalent units accrued as dividend equivalents during 1998 to the accounts of the Named Officers in respect of Units awarded and deferred in February of 1998 and 1997, each Unit or portion thereof valued at $50.4375, the closing price of the Common Stock on December 31, 1998, and (ii) $4,800 of matching contributions to each Named Officer under the Company's Savings Plan; and (c) for 1997
        (i) the value of Units accrued as dividend equivalents during 1997 to the accounts of the Named Officers in respect of Units awarded and deferred in February of 1997, each Unit or portion thereof valued at $63.625, the closing price of the Common Stock on December 31, 1997, and
        (ii) $4,750 of matching contributions to each Named Officer under the Company's Savings Plan. See "Savings Plan" at page 13.

    (6) Mr. Sharp has served as President, North American Tire since July 1, 1999. He served as President, Global Support Operations, from January 1, 1996, to June 30, 1999.

    (7) Mr. Valensi has served as President, European Union Tire, since July 1, 1999. He served as Vice President - Europe from November 5, 1996 to June 30, 1999.

OPTION/SAR GRANTS IN 1999

  The Option/SAR Grants Table below shows all grants of stock options and stock appreciation rights ("SARs") during 1999 to the Named Officers. Stock Options are ordinarily granted on an annual basis, usually in December of each year.

                                                OPTION/ SAR GRANTS TABLE
                                                OPTION/SAR GRANTS IN 1999
                                                                                                          POTENTIAL
                                                    INDIVIDUAL GRANTS                                 REALIZABLE VALUE
                           ---------------------------------------------------------------               AT ASSUMED
                              NUMBER OF           % OF                                                ANNUAL RATES OF
                              SECURITIES          TOTAL                                                 STOCK PRICE
                             UNDERLYING         OPTIONS/         EXERCISE                             APPRECIATION FOR
                            OPTIONS/SARS          SARS             OR                                   OPTION TERM
                              GRANTED          GRANTED TO      BASE PRICE                               (DOLLARS)(3)
                            (NUMBER OF         EMPLOYEES      (DOLLARS PER     EXPIRATION      ----------------------------
NAME                        SHARES)(1)          IN 1999         SHARE)(2)         DATE            5%(4)            10%(4)
-----                       ------------       ----------     ------------     -----------     ----------       -----------
Samir G.Gibara               250,000            7.6%             $32.00         12-06-09       $5,030,000       $12,750,000

William J.Sharp               50,000            1.5               32.00         12-06-09        1,006,000         2,550,000

Robert W.Tieken               45,000            1.4               32.00         12-06-09          905,400         2,295,000

Sylvain G.Valensi             35,000            1.1               32.00         12-06-09          704,200         1,785,000

C.Thomas Harvie               35,000            1.1               32.00         12-06-09          704,200         1,785,000

NOTES TO OPTION/SAR GRANTS TABLE:

    (1) On December 6, 1999, non-qualified stock options in respect of an aggregate of 3,296,386 shares of Common Stock were granted to 873 persons, including the Named Officers. In the case of each Named Officer, incentive stock options were granted in respect of 2,500 shares. The other shares indicated in respect of each Named Officer are the subject of non-qualified stock options. Each stock option is exercisable in respect of 25% of the shares covered thereby beginning December 6, 2000, in respect of 50% of the shares covered thereby beginning December 6, 2001, and in respect of 75% of the shares covered thereby beginning December 6, 2002, and is fully exercisable beginning December 6, 2003. Each unexercised stock option terminates automatically if the optionee ceases to be an employee of the Company or one of its subsidiaries for any reason, except that (a) upon retirement or disability (as such terms are defined in the 1997 Plan) of the optionee more than six months after the date of the grant thereof, such stock option will become immediately exercisable and remain exercisable until December 6, 2009, and (b) in the event of the death of the optionee more than six months after the grant thereof, each stock option shall be exercisable up to three years after the date of death of the optionee by the person or persons to whom the rights passed by his or her will or according to the laws of descent and distribution. Each option also includes the right to the automatic grant of a new option (a "reinvestment option") for that number of shares tendered in the exercise of the original stock option. The reinvestment option will have an exercise price equal to the fair market value of the Common Stock on the date of the exercise of the original stock option (which will also be the grant date of the reinvestment option) and will be subject to the same terms and conditions as the original stock option (except for the reinvestment option feature).

    (2) The exercise price of each stock option is equal to 100% of the per share fair market value of the Common Stock on the date granted. Each optionee may, subject to certain conditions, pay the option exercise price, and/or may satisfy withholding tax obligations, by delivery of owned shares of Common Stock valued at the market value on the date of exercise. Withholding tax obligations may also be satisfied by using shares of Common Stock acquired upon the exercise of the stock option.


    (3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of the Common Stock. No economic benefit to the optionees is possible without an increase in price of the Common Stock, which will benefit all shareholders commensurately.

    (4) In order to realize the potential values set forth in the 5% and 10% columns of the Table, the per share price of the Common Stock would be $52.12 and $83.00, respectively.

OPTION/SAR 1999 EXERCISES AND YEAR-END VALUES

  The Option/SAR Exercises and Year-End Values Table below sets forth certain information regarding options and SARs exercised by the Named Officers during 1999 and the value of options/SARs held by the Named Officers at December 31, 1999.

                 OPTION/SAR EXERCISES AND YEAR-END VALUES TABLE
                   AGGREGATED OPTION/SAR EXERCISES IN 1999 AND
                       DECEMBER 31,1999 OPTION/SAR VALUES


                                                                          NUMBER OF SECURITIES
                                                                               UNDERLYING
                                                                              UNEXERCISED                  VALUE OF UNEXERCISED
                                 SHARES                                    OPTIONS/SARS AT             IN-THE-MONEY OPTIONS/SARS
                                ACQUIRED                                  DECEMBER 31, 1999               AT DECEMBER 31, 1999
                               ON EXERCISE          VALUE                (NUMBER OF SHARES)(1)                  (DOLLARS)(2)
                               (NUMBER OF         REALIZED          -------------------------------     ---------------------------
NAME                           SHARES)(1)         (DOLLARS)         EXERCISABLE       UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
----                           -----------        ---------         -----------       -------------     -----------   -------------
Samir G. Gibara                 9,700              $216,250           151,400           372,500             -0-            -0-

William J. Sharp                 -0-                  -0-              49,200            87,625             -0-            -0-

Robert W. Tieken               12,500               389,843            55,750            72,250             -0-            -0-

Sylvain G. Valensi               -0-                  -0-              21,500            53,375             -0-            -0-

C. Thomas Harvie                 -0-                  -0-              36,250            55,750             -0-            -0-

NOTES TO OPTION/SAR EXERCISES AND YEAR-END VALUES TABLE:

    (1) All shares were acquired pursuant to, and all exercisable and unexercised shares are the subject of, options to acquire Common Stock.

    (2) Determined using $28.1875 per share, the closing price of the Common Stock of the Company on December 31, 1999, as reported on the New York Stock Exchange Composite Transactions tape.

LONG TERM INCENTIVE AWARDS

  The 1997 Performance Incentive Plan of the Company (the "1997 Plan") empowers the Committee to make grants and awards from time to time until December 31, 2001. Such grants and awards may be incentive or non-qualified stock options, stock appreciation rights, restricted stock grants, performance grants, any other stock-based grants and awards authorized by the Committee, or any combination of any or all of such grants and awards, whether in tandem with each other or otherwise, to officers and other key employees of the Company and its subsidiaries.

  During 1999, the Company did not make any long term grants or awards to any Named Officer or any other person. Accordingly, the long term incentive plan awards table is omitted.

OTHER COMPENSATION PLAN INFORMATION

STOCK OPTIONS AND APPRECIATION RIGHTS

  The 1997 Plan provides, among other things, for the granting of incentive and non-qualified stock options and Stock Appreciation Rights ("SARs"). The 1989 Plan, which provided for the granting of stock options and SARs, terminated on April 14, 1997 except with respect to stock options, SARs and other grants and awards then outstanding. At February 16, 2000, there were outstanding under the 1997 Plan and the 1989 Plan stock options in respect of 11,990,005 shares and SARs in respect of 37,800 shares.

PERFORMANCE RECOGNITION PLAN

  On December 6, 1999, the Board of Directors of the Company approved the participation of approximately 979 key employees, including all executive officers of the Company, in Plan Year 2000 of the Performance Recognition Plan of the Company (the "Performance Plan"). The Committee determined the participants, established their respective target bonuses, and approved the performance criteria and goals established for each participant. Each participant may earn between zero and 180% of his or her target bonus, depending upon achievement measured relative to the performance goals established for such participant. Payment of awards in respect of Plan Year 2000 under the Performance Plan will be made in February of 2001 (except to the extent deferred by the Committee or by an eligible participant pursuant to the Company's Deferred Compensation Plan for Executives) contingent upon the level of achievement of the goals for each participant and the Committee's determination that payment would be appropriate. Awards, if any, will be paid in cash. Target bonuses under the Performance Plan have been established for calendar year 2000 as follows: Mr. Gibara, $1,066,600; Mr. Sharp, $450,000; Mr. Tieken, $330,000; Mr. Valensi, $260,000; Mr. Harvie,
$260,000; and all participants (979 persons) as a group, $28,217,885.

SAVINGS PLAN

  The Company sponsors the Employee Savings Plan for Salaried Employees (the "Savings Plan"). An eligible employee may contribute 1% to 16% of his or her compensation to the Savings Plan, subject to an annual contribution ceiling ($10,500 in 2000). Such contributions to the Savings Plan are not included in the current taxable income of the employee pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Employee contributions are, at the direction of the participant, invested by the Savings Plan Trustee in the following eight funds: The Stable Value Fund, the S&P 500 Index Stock Equity Fund, the Large Capitalization Stock Equity Fund, the Small Capitalization Stock Equity Fund, the International Stock Equity Fund, the Conservative Asset Allocation Fund, the Moderate Asset Allocation Fund and the Aggressive Asset Allocation Fund.

  During 2000, the Company is matching each dollar contributed by a participating employee (up to a maximum of the lesser of $10,200 or 6% of such participant's compensation during 2000) with 50 cents. Company contributions are made in cash and are invested by the Savings Plan Trustee in shares of Common Stock and held in the Goodyear Stock Fund of the Plan. Participants who are age 52 or older may transfer all or any whole percentage of their employer match funds from the Goodyear Stock Fund to any one or more of the eight investment funds listed above.

SEVERANCE PLAN

  The Goodyear Employee Severance Plan (the "Severance Plan") was adopted by the Company on February 14, 1989 pursuant to the authorization of the Board of Directors and upon the recommendation of the Compensation Committee. The Severance Plan provides that, if the employment of an eligible employee is involuntarily terminated (as defined in the Severance Plan) within two years following a Change in Control, such employee is entitled to receive severance pay, either in a lump sum or, at the employee's election, on a regular salary payroll interval basis, in an amount equal to the sum of (a) two weeks' pay for each full year of service with the Company and its subsidiaries completed by such employee and (b) one month's pay for each $12,000 of such employee's total annual compensation (which includes such employee's base salary rate in effect at the date of termination, plus all bonus, profit sharing and incentive compensation paid to such employee during the twelve months prior to his or her separation); provided, that such severance pay shall not exceed two times the total annual compensation of such employee. In addition, each such person shall receive medical benefits and basic life insurance coverage on the same basis as in effect prior to his or her separation for a period of weeks equal to the number of weeks of severance pay. Any full-time salaried employee of the Company or any of its domestic subsidiaries having at least one year of service and participating in the Retirement Plan (defined below) is eligible for benefits under the Severance Plan. Under the Severance Plan, a Change in Control is deemed to occur upon the acquisition of 35% or more of the Common Stock by any "Acquiring Person" or any change in the composition of the Board of Directors of the Company with the effect that a majority of the directors are not "continuing directors."

  If it is assumed that the Named Officers had been involuntarily terminated as of December 31, 1999 following within two years of a Change in Control, the amount of severance pay due under the Severance Plan to the Named Officers in such event would have been: Mr. Gibara, $3,378,064; Mr. Sharp, $1,509,002; Mr. Tieken, $1,177,202; Mr. Valensi, $923,693; and Mr. Harvie, $1,023,838.

DEFERRED COMPENSATION PLAN

  The Company's Deferred Compensation Plan for Executives provides that an eligible employee may elect to defer all or a portion of his or her Performance Plan award and/or all or a portion of his or her annual salary in excess of $170,000 by making a timely deferral election. The deferral period options are five years, the year following retirement or in five to fifteen annual installments commencing the year following retirement. In addition, unless payment is authorized by the Compensation Committee, any cash compensation earned by any officer of the Company which, if paid as and when due, would not be deductible by the Company for Federal income tax purposes by reason of the limitations of Section 162(m) of the Code shall automatically be deferred under the Deferred Compensation Plan. Amounts deferred earn amounts equivalent to the returns on one or more of five reference investment funds, as selected by the participant.

RETIREMENT BENEFITS

  The Company maintains a Salaried Pension Plan (the "Pension Plan"), a defined benefit plan qualified under the Code, in which most salaried employees (other than employees assigned to retail store locations) of the Company, including all executive officers, are eligible to participate. The Pension Plan permits any eligible employee to make monthly optional contributions at an annual rate equal to (a) 1% of his or her annual earnings up to a maximum of $38,100, or a maximum 2000 contribution of $381.00, and (b) at an annual rate equal to 2% of such annual earnings in excess of $38,100, up to a maximum 2000 contribution of $2,638. The Pension Plan also permits the option of making contributions only on 2% of annual earnings in excess of $38,100. The Code limits the maximum amount of earnings that may be used in calculating benefits under the Pension Plan, which limit is $170,000 for 2000. The Pension Plan provides benefits to participants who have at least five years of service, including a lump sum settlement of the benefits payable under the Pension Plan upon any termination of employment.

  A non-qualified, unfunded Excess Benefits Plan which provides additional benefits to a select group of highly compensated employees is also maintained by the Company. The Excess Benefits Plan will pay benefits equal to the difference between the monthly amount paid under the Pension Plan and the monthly amount which would have been paid under the Pension Plan if calculated without the Code limitation on annual compensation in respect of which benefits may be calculated.

  The Company also maintains a Supplementary Pension Plan (the "Supplementary Plan"), a non-qualified, unfunded plan which provides additional retirement benefits to certain officers and other key employees of the Company. Participants in the Supplementary Plan do not participate in the Excess Benefits Plan. The Supplementary Plan provides pension benefits to participants who have at least 30 years of service or have at least ten years of service and have attained the age of 55. Benefits payable to a participant who retires between ages 55 and 62 are subject to a reduction of 4.8% for each full year of retirement before age 62. Prior to retirement, a participant may elect to receive, subject to approval of the Pension Committee, a lump sum settlement of the benefits payable under the Supplementary Plan.

  The Pension Plan Table on the next page shows estimated annual benefits payable at selected earnings levels under the Pension Plan, as supplemented by the Supplementary Plan (the "Pension Plans"), assuming retirement on July 1, 2000 at age 65 after selected periods of service.

  The pension benefit amounts shown in the Pension Plan Table include the maximum benefits obtainable under the formula for the optional contributory portion of the Pension Plan and under the Supplementary Plan and assume payments are made on a five year certain and life annuity basis (and not under any of the various survivor options or the lump sum option) and are not subject to any deduction for social security or any other offsets. Pension benefits are based on the participant's highest average monthly earnings, consisting of salary and cash payments under the Performance Recognition Plan for any period of 60 consecutive months within the 120 months immediately preceding his or her retirement (assuming full participation in the contributory feature of the Pension Plan), with monthly benefits ranging from as low as 21% of such earnings in the case of a participant who retires after 10 years of service to as high as 62% of such earnings in the case of a participant who retires after 45 years of service.

  Earnings covered by the Pension Plans are substantially equivalent to the sum of the amounts set forth under the "Salary" and "Bonus" columns of the Summary Compensation Table in respect of each of the Named Officers. The years of credited service under the Plans for each of the Named Officers are: Mr. Gibara, 33 years; Mr. Sharp, 35 years; Mr. Tieken, 6 years; Mr. Valensi, 34 years; and Mr. Harvie, 5 years.

DIRECTORS' COMPENSATION

  Directors of the Company who are not officers or employees of, or consultants to, the Company or any of its subsidiaries receive, as compensation for their services to the Company as a director, $8,750 per calendar quarter, plus $1,700 for each Board and committee meeting attended. Travel and lodging expenses incurred in attending Board and committee meetings are paid by the Company. A director who is also an officer or an employee of, or a consultant to, the Company or any of its subsidiaries does not receive additional compensation for his or her services as a director.

  On February 2, 1996, the Company adopted the Outside Directors' Equity Participation Plan (the "Directors' Equity Plan") for directors who are not current or former employees of the Company or a subsidiary. The Directors' Equity Plan replaced the Retirement Plan for Outside Directors, which was terminated except with respect to former directors receiving benefits.

  Under the Directors' Equity Plan, on the first business day of each calendar quarter each eligible director who has been a director for the entire pre-

                               PENSION PLAN TABLE

            Estimated annual benefits upon retirement at July 1,2000,
                        for years of service indicated.



5 Year Average
   Annual
Remuneration           15 Years         20 Years     25 Years     30 Years    35 Years      40 Years       45 Years
--------------         --------         --------     --------     --------    --------      ---------      --------
$  500,000           $ 151,180       $  192,789    $ 220,570    $ 248,066    $261,763     $  275,292      $  288,805
   750,000             233,680          297,789      340,570      383,066      404,263       425,292         446,305
 1,000,000             316,180          402,789      460,570      518,066      546,763       575,292         603,805
 1,250,000             398,680          507,789      580,570      653,066      689,263       725,292         761,305
 1,500,000             481,180          612,789      700,570      788,066      831,763       875,292         918,805
 1,750,000             563,680          717,789      820,570      923,066      974,263     1,025,292       1,076,305
 2,000,000             646,180          822,789      940,570    1,058,066    1,116,763     1,175,292       1,233,805
 2,250,000             728,680          927,789    1,060,570    1,193,066    1,259,263     1,325,292       1,391,305
 2,500,000             811,180        1,032,789    1,180,570    1,328,066    1,401,763     1,475,292       1,548,805

ceding calendar quarter will have $2,500 accrued to his or her plan account, which amount will be converted into units equivalent in value to shares of Common Stock ("share equivalents") at the fair market value of the Common Stock on the accrual date. Each eligible director on February 2, 1996 was awarded a special accrual in accordance with a formula designed to reflect prior service. The share equivalents in each participant's Plan account will be deemed to receive dividends at the same rate as the Common Stock, which dividends will also be converted into share equivalents in the same manner.

  A director is entitled to benefits under the Directors' Equity Plan after leaving the Board of Directors unless the Board of Directors elects to deny or reduce benefits, except that benefits may not be denied or reduced if prior to leaving the Board of Directors the participant either (i) attained the age of 70 with at least five years of Board service or (ii) attained the age of 65 with at least ten years of Board service. The share equivalents will be converted to a dollar value at the price of the Company's Common Stock on the later of the first business day of the seventh month following the month during which the participant ceases to be a director or the fifth business day of the year next following the year during which the participant ceased to be a director. Such amount will be paid in ten annual installments or, at the discretion of the Compensation Committee, in a lump sum or in fewer than ten installments beginning on the tenth day following the aforesaid conversion from share equivalents to a dollar value. The amount in the participant's Plan account will earn interest from the date converted to a dollar value until paid at a rate one percent higher than the prevailing yield on United States Treasury securities having a ten year maturity on the conversion date.

  The Directors' Equity Plan also permits each participant to annually elect to have 25%, 50%, 75% or 100% of his or her retainer and meeting fees deferred and converted into share equivalents on substantially the same basis. The board of Directors believes the Directors' Equity Plan further aligns the interests of directors with the interests of shareholders by making part of each director's compensation dependent on the value and appreciation over time of the Common Stock.

  The share equivalent units accrued to the accounts of the participating directors under the Directors' Equity Plan at February 16, 2000 are set forth in the "Deferred Share Equivalent Units" column of the Beneficial Ownership of Management table on page 8.

   The Company also sponsors a directors' Charitable Award Program funded by Company purchased and owned life insurance policies on the lives of pairs of directors. The Company will donate $1 million per director to one or more qualifying charitable organizations recommended by the paired directors after both of the paired directors are deceased. Assuming current tax laws remain in effect, the Company will recover the cost of the program over time with the proceeds of the insurance policies purchased. Individual directors will derive no financial benefit from the program.

OTHER MATTERS

  During 1999, the Company and its subsidiaries in the ordinary course of their business and at competitive prices and terms made sales to or purchases from, or engaged in other transactions with, corporations of which certain of the Company's non-employee directors are executive officers. The Company does not consider the amounts involved in such transactions or the transactions themselves to be material to its business and believes such amounts and transactions were not material in relation to the business of such other corporations or the interests of the directors concerned.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires the Company's directors and officers to file reports of ownership and changes in ownership in the Company's equity securities with the Securities and Exchange Commission, the New York Stock Exchange and the Company. Based solely on a review of the copies of Forms 3, 4 and 5 received by the Company, or on written representations from certain directors and officers that no updating Section 16(a) forms were required to be filed by them, the Company believes that no director or officer of the Company filed a late report or failed to file a required report under Section 16(a) of the Exchange Act during or in respect of the year ended December 31, 1999. To the knowledge of the Company, during 1999 there was no person required to file reports under Section 16(a) of the Exchange Act as the owner of 10% or more of the Common Stock or any other class of the Company's equity securities and, accordingly, the Company is not aware of any such owner's failure to file a required report on a timely basis during 1999.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE POLICIES AND PRACTICES

  The Board of Directors of the Company (the "Board") has delegated to the Compensation Committee of the Board (the "Committee") primary responsibility for establishing and administering the compensation programs of the Company for its executive officers and other key personnel.

  In performing its duties, the Committee meets with the Chief Executive Officer to review compensation policy and specific levels of compensation paid to the executive officers and other key personnel, administers the Company's annual, intermediate term and long term compensation plans for its executive officers and certain other key personnel and reports and makes recommendations to the Board regarding executive compensation policies and programs.


  The Compensation Committee is comprised of six directors who are not former or current employees of the Company. Members of the Committee are not eligible to participate in any of the Company's compensation programs for its executive officers and other key personnel.

  The Committee annually reviews the compensation of the Company's executive officers and other key personnel to determine whether (a) the Company can attract and retain qualified and experienced executive officers and other key personnel, and (b) the executive officers and other key personnel employed by the Company are appropriately motivated to seek to attain short term and intermediate term performance goals and to manage the Company for sustained long term growth.

  The Company's compensation programs have been designed to retain and motivate its executive officers and other key personnel and align their interests with the interests of the shareholders. The Company provides compensation in the form of: (1) competitive salaries; (2) annual cash bonuses based on performance measured against specific goals; (3) intermediate term compensation in the form of the Common Stock of the Company and cash pursuant to performance unit grants having three year performance periods, where payout is dependent on the Company achieving predetermined levels of cumulative net income per share of Common Stock during the performance period; and (4) long term compensation in the form of stock options granted at the fair market value of the Common Stock on the date of grant.

  For 2000, the Committee determined that the intermediate term compensation in the form of performance unit grants would not be the most effective form of performance based incentive compensation. In place of performance unit grants, the Committee increased the number of shares subject to stock options granted to the executives who had received performance unit grants in prior years.

  Other elements of compensation, such as retirement, health and life insurance benefits, are also considered by the Committee in its evaluation of the compensation package provided to the Company's executive officers.

  The Company's executive compensation programs are designed so that a substantial percentage of each executive officer's compensation is dependent upon corporate performance and appreciation in the value of the Company's Common Stock.

  In addition, the Committee desires to encourage ownership of Common Stock by the executive officers of the Company by providing forms of performance based incentive compensation that give executive officers the opportunity to acquire shares of Common Stock. In furtherance of this objective, the Chief Executive Officer reviews ownership levels among the executive officers and reports them to the Committee. Although the Committee has elected not to require specific levels of ownership, the Committee increased the connection between the performance of the Common Stock over time with the compensation of executive officers and other key employees of the Company by requiring the deferral of 50% of payouts earned pursuant to performance unit grants for at least five years (or, if earlier, upon retirement) in the form of Common Stock equivalent units.

    Section 162(m) of the Internal Revenue Code (the "Code") provides that compensation paid to a public company's chief executive officer and its four other highest paid executive officers in tax years 1994 and thereafter in excess of $1 million is not deductible unless such compensation is paid only upon the achievement of objective performance goals where certain procedural requirements have been satisfied. Alternatively, such compensation may be deferred until the executive officer is no longer a covered person under Section 162(m) of the Code. In the past, compensation which would be subject to the Section 162(m) limitations has been automatically deferred until the payment of such compensation would be deductible by the Company. However, in respect of 1997 and 1998, the Committee determined that it would be appropriate to authorize the payment of certain compensation that was not fully deductible because it was determined that such payments would be consistent with the Company's compensation philosophy and goals and in the best interests of the Company and its shareholders.

COMPENSATION OF EXECUTIVE OFFICERS

   The Committee met with the Chief Executive Officer to receive his recommendations regarding 1999 adjustments to the salary and Performance Plan participation guidelines for each executive officer position and certain other key positions. The guidelines for each position were based primarily on market data from three generally available surveys of the salary and annual bonus practices of other companies. Each of the surveys included compensation data compiled from at least 300 companies, with one survey using data compiled from more than 700 companies. The Committee generally seeks to establish salary and annual performance plan guidelines at levels that approximate the median (the 50th percentile) of such kinds of compensation paid by companies included in said surveys. The median survey compensation for each position was determined utilizing regression analysis based on revenues. The results of the surveys were weighted to emphasize manufacturing companies, especially producers of nondurable goods. In addition to the individual position data surveys, eight other general surveys indicating past, present and projected salary structures and increases for executive positions were reviewed.

   The compensation levels indicated by the surveys were the principal basis used by the Committee for establishing the combined salary and annual bonus compensation. The Committee also considered the Chief Executive Officer's recommendations, which were based in substantial part on the aforesaid guidelines as well as on certain subjective factors, including his evaluation of the performance of each executive officer, the performance of the Company and general economic and competitive conditions.

   In 1999, salaries of the executive officers named in the Summary Compensation Table (the "Named Officers") were an average of 3.0% higher than the median indicated by the guidelines and 6.9% higher than in 1998. The aggregate salaries paid to all executive officers during 1999, which included promotional and merit increases, were 7.3% higher than in 1998. Salaries averaged approximately 89% of total annual cash compensation paid to all executive officers, and 88% of total annual cash compensation paid to the Named Officers, in respect of 1999.

   Pursuant to the Company's Performance Recognition Plan (the "Performance Plan"), the Committee established, based on the recommendations of the Chief Executive Officer, the target amount of the bonus for each executive officer and reviewed and adopted performance goals (EBIT and cash flow targets and, in some instances, other goals) for plan year 1999. Payouts could have ranged from zero to 120% of the target amounts depending on the performance level achieved with respect to the EBIT, cash flow and other goals. The target annual incentive compensation levels (assuming payout at 100% of target) for 1999 represented approximately 40% of total 1999 annual cash (salary and Performance Plan bonus) compensation, which was substantially the same proportion as the median level established by the aforesaid surveys.


   The EBIT and cash flow goals for 1999 were not met by the Company and were achieved by most operating units at minimal levels. Individual goals for corporate executive officers represented 20% of the target amount. Payouts for 1999 averaged approximately 24% of the target levels for the various operating units and were 15% of the target level for the Company which reflected attainment of individual goals. The Performance Plan payments represented an average of approximately 12% of annual cash compensation of the Named Officers and 28% of the total 1999 annual cash compensation of the Company's executive officers.

   A significant portion of the total compensation package of each executive officer has been (until 2000) contingent upon the performance of the Company over the intermediate term, where performance is measured over a three year performance period by the Company's cumulative net income per share or other appropriate standard. Performance grants were made annually to executive officers (and certain other key employees) of the Company from 1992 through 1999. In respect of grants made in respect of 1999, the Committee (after consultation with, and based on the recommendations of, the Chief Executive Officer) established the terms and conditions of all grants (including the performance criteria, the target levels for payout and the aggregate amount of grants), designated the persons to whom grants were made and fixed the size of each such person's grant. Performance equity grants were designed to comprise approximately 50% of target medium and long term compensation.


   The Committee awarded payouts in respect of the performance grants made in January 1997 pursuant to the 1989 Plan for the three year Performance Period ended December 31, 1999, at 59% of the units granted. The payment of 50% of the units awarded was automatically deferred for at least five years in the form of Common Stock equivalent units. The other 50% was paid in cash in February 2000 (except to the extent the participant elected to have the cash portion of the payout deferred in Common Stock equivalent units). The awards were made based on aggregate earnings per share of $11.41, determined by the Committee after adjusting 1997 earnings per share to eliminate the effects of $265.2 million of rationalization charges and adjusting 1999 earnings per share to eliminate the effects of $171.6 million of net rationalization charges. The Committee deemed the adjustments to 1997 and 1999 earnings to be appropriate.

   Performance unit grants for 1999 were granted by the Committee under the 1997 Plan on November 30, 1998, based on guidelines established using the median of medium and long term compensation awards by 43 manufacturing companies (having median annual sales of approximately $19.0 billion) included in a 1998 survey acquired by the Company. The performance unit grants were granted to each Named Officer in respect of substantially the same number of units as were granted in respect of 1998. Payouts in respect of the performance unit grants may range from zero to 150% of the target amounts, depending on the Cumulative Net Income Per Share (as defined in the 1997 Plan) during the three year performance period ending December 31, 2001, which must equal or exceed $10.40 per share in order for any payout to be made. If total Cumulative Net Income Per Share during the performance period is $16.64 or more, 150% of the targeted amount may be paid.

   The Cumulative Net Income Per Share of Common Stock targets for the performance unit grants for the three year performance periods ending on December 31, 1999 and December 31, 2000 were amended by the Committee in February 1999 to be consistent with the targets for the performance unit grants for the three year performance period ending on December 31, 2001. The Cumulative Net Income Per Share of Common Stock during the three year performance period ended on December 31, 1999 had to equal or exceed $10.77 per share in order for any payout to be made and had to exceed $17.23 for 150% of the units granted to be paid. The Cumulative Net Income Per Share of Common Stock during the three year performance period ending December 31, 2000 must equal or exceed $11.69 per share in order for any payout to be made and must exceed $18.71 for 150% of the units granted to be paid. The performance unit grants were also amended to reduce the payment threshold to 50% of the target and to reduce the amount of cumulative net income per share required to receive the minimum payout.

   No performance unit grants were granted for 2000. In lieu of performance unit grants, the committee determined that it would be appropriate to grant additional stock options.

   The Committee annually grants stock options to officers and other key employees of the Company. The Committee believes that annual grants of stock options provide an additional long term incentive for key personnel to remain with the Company and improve future Company performance and confirm the mutuality of interests shared by the Company's management and its other shareholders with compensation dependent upon the appreciation of the Common Stock of the Company. All options are granted at a per share exercise price equal to the market value of the Common Stock on the date of grant.

   The Committee is provided survey information regarding the option granting practices of other manufacturing companies of a similar size in order to determine if the Company's grants are competitive in size and terms and conditions. The Committee believes that options should be granted once each year, and that, under ordinary circumstances, each year each executive officer should be granted options in respect of shares having approximately the same dollar value, determined using the standard growth methodology applied in a survey used by the Company for determining performance equity grant levels, subject to variation to reflect changes in the responsibility or performance of the executive officer or changes in the performance or circumstances of the Company.

  Stock options have been granted to all executive officers and other key employees annually, ordinarily at the end of each year. Within the guideline ranges established using the aforesaid survey, the size of individual stock option grants were determined primarily on the basis of the responsibilities of each executive officer. Recent Company performance, prior grants and the prior performance of the grantee were also considered in determining the size of the grant to each optionee.

  On December 6, 1999, stock options in respect of 3,296,386 shares of Common Stock were granted pursuant to the 1997 Plan at $32.00 per share (the fair market value of the Common Stock on that day) to 873 key employees (including all executive officers), which options expire on December 6, 2009. The options provide for the automatic grant of new "reinvestment options" for that number of shares of Common Stock tendered as payment of the exercise price. The reinvestment option will be granted at an exercise price equal to the fair market value of the Common Stock on the date the original option is exercised.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

   Mr. Gibara is the Chairman of the Board, Chief Executive Officer and President of the Company. The Committee reviewed Mr. Gibara's compensation in the same manner as described above for the other executive officers. In light of Mr. Gibara's responsibilities and in recognition of his outstanding performance, the Committee increased his annual salary effective May 1, 1999 to an annual rate of $1,100,000.

   Pursuant to the Performance Plan for 1999, the Committee established a target bonus of $1,066,600 for Mr. Gibara, the payout of which was subject to adjustment from zero to 120% of the target amount depending on the extent to which total Company EBIT, cash flow and other goals were achieved. The Company did not exceed the EBIT and cash flow goals for 1999 and, accordingly, Mr. Gibara earned 15% of his target bonus. Mr.Gibara elected to defer his Performance Plan payout earned in respect of 1999 pursuant to the Company's Deferred Compensation Plan for Executives. As a result, the award was not subject to the deduction limitation of Section 162(m) of the Code.

   In 1999 Mr. Gibara received payment of the performance grants made in December 1996 in respect of the three year performance period ended December 31, 1999. The award was subject to Section 162(m). As a result, a portion of his total compensation received during 1999 which was not exempt from Section 162(m) exceeded the $1 million limitation of Section 162(m) and, therefore, was not deductible by the Company. The Committee considered all relevant factors, including the cost to the Company, and determined that it was in the best interest of the Company to authorize payment of the non-deductible amount.

   Mr. Gibara was granted stock options as long term incentive compensation based on the same guidelines applied by the Committee in respect of the stock option grants to the other executive officers. The option granted in respect of 1999 was made on November 30, 1998, consisting of a non-qualified stock option in respect of 90,000 shares of Common Stock. He was granted stock options in respect of 250,000 shares of Common Stock in respect of 2000 on December 6, 1999. All options provide for the automatic grant of reinvestment options.

February 8, 2000

                           THE COMPENSATION COMMITTEE

                             John G. Breen, Chairman

                Katherine G. Farley         Steven A. Minter
                William J. Hudson, Jr.      Agnar Pytte
                                Martin D. Walker

                                PERFORMANCE GRAPH

   The graph below compares the cumulative total shareholder returns of the Common Stock of the Company ("Goodyear Common"), the Standard & Poor's 500 Composite Stock Index (the "S&P 500") and the Dow Jones Auto Parts Index (the "Dow Auto Parts") at each December 31 during the period beginning December 31, 1994 and ending December 31, 1999. The graph assumes the investment of $100 on December 31, 1994 in Goodyear Common Stock, in the S&P 500 and in the Dow Auto Parts. Total shareholder return was calculated on the basis that in each case all dividends were reinvested.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                   GOODYEAR COMMON, S&P 500 AND DOW AUTO PARTS


        [ ] GOODYEAR COMMON
        [ ] S&P 500
        [ ] DOW AUTO PARTS


                                     [GRAPH]


       December 31,              1994         1995         1996         1997         1998       1999
       ------------              ----         ----         ----         ----         ----       ----
      GOODYEAR COMMON           100.00       138.20       159.83       201.86       163.22       93.03
      S&P 500                   100.00       137.58       169.17       225.61       290.09      351.13
      DOW AUTO PARTS            100.00       122.04       140.62       180.39       178.25      138.92

                                 MISCELLANEOUS

SUBMISSION OF SHAREHOLDER PROPOSALS

   If a shareholder desires to have a proposal included in the Proxy Statement and Proxy of the Board of Directors for the 2001 annual meeting of shareholders, such proposal shall conform to the applicable proxy rules of the Securities and Exchange Commission concerning the submission and content of proposals and must be received by the Company prior to the close of business on October 28, 2000. In addition, if a shareholder intends to present a proposal at the Company's 2001 annual meeting without the inclusion of such proposal in the Company's proxy materials and written notice of such proposal is not received by the Company on or before January 10, 2001, proxies solicited by the Board of Directors for the 2001 annual meeting will confer discretionary authority to vote on such proposal if presented at the meeting. Shareholders proposals should be sent to the executive offices of the Company, 1144 East Market Street, Akron, Ohio 44316-0001, Attention: Office of the Secretary. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

10-K REPORT

   Interested shareholders may obtain a copy of the Company's Annual Report on Form 10-K for 1999 to the Securities and Exchange Commission, including all financial statements, schedules and exhibits, without charge by writing to:

    Investor Relations
    The Goodyear Tire & Rubber Company
    1144 East Market Street
    Akron, Ohio 44316-0001

or by a telephone call to: 515-263-6408.

SAVINGS PLAN SHARES

   A separate "Confidential Voting Instructions" card is being sent to each employee or former employee of the Company participating in one or more of the Employee Savings Plans in which shares of Common Stock are held in a Savings Plan trust for the account of such participant. Shares of Common Stock held in a Savings Plan trust will be voted by the Plan trustee as instructed by Plan participants. Shares held in a Savings Plan trust for which voting instructions are not received will be voted by the Plan trustee in the same proportion as it votes shares for which voting instructions were received from participants in that Savings Plan.

COSTS OF SOLICITATION

   The costs of solicitation of proxies will be borne by the Company. The Company has retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York 10004, to assist the Company in the distribution of the proxy materials and the solicitation of proxies for an estimated fee of $12,000 plus reimbursement of reasonable out-of-pocket expenses. Georgeson Shareholder Communications Inc. may solicit proxies from shareholders by mail, telephone, telex, telegram or personal call or visit. In addition, officers or other employees of the Company may, without additional compensation therefor, solicit proxies in person or by telephone.

February 25, 2000


                                By Order of the Board of Directors


                                /s/ James Boyazis

                                    JAMES BOYAZIS, Secretary

                                [GOODYEAR LOGO]

--------------------------------------------------------------------------------

     CONFIDENTIAL VOTING INSTRUCTIONS -- 2000 ANNUAL MEETING OF SHAREHOLDERS

            THE GOODYEAR TIRE & RUBBER COMPANY EMPLOYEE SAVINGS PLANS

            Solicited on Behalf of the Board of Directors of Goodyear

     The proxy soliciting materials furnished by the Board of Directors of The Goodyear Tire & Rubber Company in connection with the Annual Meeting of Shareholders to be held on Monday, April 10, 2000, are delivered herewith.

     Under each Employee Savings Plan in which you participate ("Plan"), you have the right to give written instructions to the Trustee for such Plan to vote as you specify the number of full shares of Common Stock of The Goodyear Tire & Rubber Company representing your proportionate interest in each such Plan on February 16, 2000.

     If you wish to have such shares voted by the Trustee, please sign the authorization on the reverse side of this card and return it in the accompanying envelope. If you do not sign and return this Confidential Voting Instructions Card in the envelope provided, shares of the Common Stock held for your account in each Plan will be voted by the Trustee in the same proportion as it votes shares for which Confidential Voting Instructions are received by the Trustee from other participants in that Plan.

     I hereby instruct the Trustee to vote (or cause to be voted) all shares of Common Stock of The Goodyear Tire & Rubber Company credited to my account under each Plan at February 16, 2000 at the Annual Meeting of Shareholders to be held on April 10, 2000 and at any adjournment thereof as indicated on the reverse side hereof or, if not so indicated, as recommended by the Board of Directors.

     UNLESS OTHERWISE SPECIFIED ON THE REVERSE SIDE, IF YOU SIGN AND RETURN THIS CONFIDENTIAL VOTING INSTRUCTIONS CARD THE TRUSTEE WILL VOTE FOR THE ELECTION OF THE FOUR NOMINEES FOR DIRECTOR, WITH DISCRETIONARY AUTHORITY TO CUMULATE VOTES (ITEM 1 ON REVERSE SIDE), AND FOR RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS (ITEM 2 ON REVERSE SIDE).

     IF YOU PLAN TO ATTEND THE 2000 ANNUAL MEETING, PLEASE MARK THE BOX INDICATED ON THE REVERSE SIDE.

         THIS CONFIDENTIAL VOTING INSTRUCTIONS CARD IS CONTINUED ON THE REVERSE SIDE. PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND
                    RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                         ANNUAL MEETING OF SHAREHOLDERS

                       THE GOODYEAR TIRE & RUBBER COMPANY

                                 APRIL 10, 2000
                                   10:00 A.M.


                              OFFICE OF THE COMPANY
                                GOODYEAR THEATER
                             1201 EAST MARKET STREET
                                   AKRON, OHIO


         REFRESHMENTS WILL BE SERVED FROM 9:30 TO 9:55 A.M. IN THE LOBBY
                AT THE ENTRANCE TO THE THEATER IN GOODYEAR HALL.
                            WE INVITE YOU TO JOIN US.






                    Y O U R  V O T E  I S  I M P O R T A N T
                 ----------------------------------------------
                 ----------------------------------------------

          PLEASE COMPLETE, DATE AND SIGN YOUR PROXY AND PROMPTLY RETURN
                          IT IN THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------
                                                                |
         PLEASE MARK YOUR                                       |      8 3 9 6
  X      VOTES IN BLUE OR                                       -----
         BLACK INK AS IN
         THIS EXAMPLE.
--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ALL NOMINEES AND FOR
ITEM 2.
--------------------------------------------------------------------------------
ITEM 1.  ELECTION OF DIRECTORS.

                                  NOMINEES:                 Thomas H. Cruikshank
               WITHHOLD           Class III Directors--     Katherine G. Farley
FOR ALL        AUTHORITY          Each to serve a           Steven A. Minter
NOMINEES       AS TO ALL          3-year term:              Agnar Pytte
               NOMINEES

        (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
                    THAT NOMINEE'S NAME IN THE SPACE BELOW.)


      --------------------------------------------------------------------


--------------------------------------------------------------------------------

                               FOR                  AGAINST              ABSTAIN


ITEM     2. Ratification of appointment of PricewaterhouseCoopers LLP as
            Independent Accountants.


      --------------------------------------------------------------------
              I plan to attend the Annual Meeting of Shareholders.


--------------------------------------------------------------------------------







AUTHORIZATION: I ACKNOWLEDGE RECEIPT OF THE NOTICE OF 2000 ANNUAL MEETING AND PROXY STATEMENT. I HEREBY INSTRUCT THE TRUSTEE TO VOTE BY PROXY, IN THE FORM SOLICITED BY THE BOARD OF DIRECTORS, THE NUMBER OF FULL SHARES IN MY PLAN ACCOUNT(S) AS SPECIFIED ABOVE, OR, IF NOT SPECIFIED ABOVE, AS RECOMMENDED BY THE BOARD OF DIRECTORS.



------------------------------------------------------------     ---------------
SIGNATURE                                                             DATE

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE



     [GOODYEAR LOGO]


[GEMINI AUTOMOTIVE CARS LOGO]                       [GOODYEAR LOGO]
                                              S P E C I A L  S A V I N G S

                  CALL 1-888-GDYR-STORES FOR STORE LOCATIONS.
--------------------------------------------------------------------------------
                           O I L   L U B E
                            &  F I L T E R

                             $5.00  O F F
                               WITH THIS
                                COUPON

INCLUDES:
  -  Lube (where applicable)
  -  New oil filter installed
  -  Includes premium brand oil


     [GOODYEAR LOGO]                         VALID ONLY AT GOODYEAR OWNED
[GEMINI AUTOMOTIVE CARS LOGO]                   OR JUST TIRES LOCATIONS

                                                          [GOODYEAR LOGO]
                                                    DIRECT MAIL I.D. GAR

Environmental disposal fee may apply in some areas. No other discounts apply. Offer ends 12/31/00.
--------------------------------------------------------------------------------

  10%     SHAREHOLDER
          DISCOUNT


PURCHASE ANY GOODYEAR PASSENGER OR LIGHT TRUCK TIRE AT A GOODYEAR OWNED OR JUST TIRES LOCATION AND RECEIVE A 10% DISCOUNT OFF THE REGULAR SELLING PRICE.


     [GOODYEAR LOGO]                         VALID ONLY AT GOODYEAR OWNED
[GEMINI AUTOMOTIVE CARS LOGO]                   OR JUST TIRES LOCATIONS

                                                          [GOODYEAR LOGO]
                                                    DIRECT MAIL I.D. GAR

No other discounts apply. Offer ends 12/31/00.
--------------------------------------------------------------------------------

                                [GOODYEAR LOGO]

                       THE GOODYEAR TIRE & RUBBER COMPANY

                  PROXY FOR 2000 ANNUAL MEETING OF SHAREHOLDERS

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P

R       The undersigned, a holder (or designated proxy) of shares of the Common
    Stock of The Goodyear Tire & Rubber Company, hereby appoints JOHN G. BREEN, O WILLIAM E. BUTLER and SAMIR G. GIBARA, and each or any of them, the proxies or proxy of the undersigned, with full power of substitution, to represent X the undersigned, and to vote all of the shares of Common Stock that the undersigned is entitled to vote, at the Annual Meeting of Shareholders of Y the Company to be held at its offices in Akron, Ohio, on Monday, April 10,
    2000, at 10:00 A.M., Akron time, and at any and all adjournments thereof; with the power to vote said shares FOR the election of four Directors of the Company (with discretionary authority to cumulate votes), and with the power to vote said shares FOR the ratification of appointment of Independent Accountants and upon all other matters as may properly come before the meeting or any adjournment thereof. This Proxy is given and is to be construed according to the laws of the State of Ohio.

        UNLESS OTHERWISE SPECIFIED ON THE REVERSE SIDE, THE PROXY WILL BE VOTED:
    FOR ELECTION OF THE FOUR NOMINEES FOR DIRECTOR NAMED ON THE REVERSE SIDE, WITH DISCRETIONARY AUTHORITY TO CUMULATE VOTES (ITEM 1 ON THE REVERSE SIDE), AND FOR RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS (ITEM 2 ON THE REVERSE SIDE).


        IF YOU PLAN TO ATTEND THE 2000 ANNUAL MEETING, PLEASE MARK THE BOX INDICATED ON THE REVERSE SIDE.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

               PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN
                    PROMPTLY IN THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                         ANNUAL MEETING OF SHAREHOLDERS

                       THE GOODYEAR TIRE & RUBBER COMPANY

                                 APRIL 10, 2000
                                   10:00 A.M.


                              OFFICE OF THE COMPANY
                                GOODYEAR THEATER
                             1201 EAST MARKET STREET
                                   AKRON, OHIO


         REFRESHMENTS WILL BE SERVED FROM 9:30 TO 9:55 A.M. IN THE LOBBY
                AT THE ENTRANCE TO THE THEATER IN GOODYEAR HALL.
                            WE INVITE YOU TO JOIN US.






                  Y O U R    V O T E    I S    I M P O R T A N T
                  ----------------------------------------------
                  ----------------------------------------------

                  PLEASE COMPLETE, DATE AND SIGN YOUR PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------
                                                                |
         PLEASE MARK YOUR                                       |      5 7 2 2
  X      VOTES IN BLUE OR                                       -----
         BLACK INK AS IN
         THIS EXAMPLE.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT.
--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ALL NOMINEES AND FOR
ITEM 2.
--------------------------------------------------------------------------------
ITEM 1.  ELECTION OF DIRECTORS.

                                  NOMINEES:                 Thomas H. Cruikshank
               WITHHOLD           Class III Directors--     Katherine G. Farley
FOR ALL        AUTHORITY          Each to serve a           Steven A. Minter
NOMINEES       AS TO ALL          3-year term:              Agnar Pytte
               NOMINEES

           (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
            THAT NOMINEE'S NAME IN THE SPACE BELOW.)


      --------------------------------------------------------------------


--------------------------------------------------------------------------------

                               FOR                  AGAINST              ABSTAIN



ITEM     2. Ratification of appointment of PricewaterhouseCoopers LLP as
            Independent Accountants.


      --------------------------------------------------------------------
              I plan to attend the Annual Meeting of Shareholders.


--------------------------------------------------------------------------------







PLEASE SIGN NAME EXACTLY AS IT APPEARS ABOVE. EACH JOINT OWNER SHOULD SIGN. PLEASE INDICATE TITLE IF YOU ARE SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, CUSTODIAN, GUARDIAN OR CORPORATE OFFICER.


------------------------------------------------------------     ---------------
SIGNATURE                                                             DATE


------------------------------------------------------------     ---------------
SIGNATURE                                                             DATE

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE



     [GOODYEAR LOGO]


[GEMINI AUTOMOTIVE CARS LOGO]                       [GOODYEAR LOGO]
                                              S P E C I A L  S A V I N G S

                  CALL 1-888-GDYR-STORES FOR STORE LOCATIONS.
--------------------------------------------------------------------------------
                           O I L   L U B E
                            &  F I L T E R

                             $5.00  O F F
                               WITH THIS
                                COUPON

INCLUDES:
  -  Lube (where applicable)
  -  New oil filter installed
  -  Includes premium brand oil


     [GOODYEAR LOGO]                         VALID ONLY AT GOODYEAR OWNED
[GEMINI AUTOMOTIVE CARS LOGO]                   OR JUST TIRES LOCATIONS

                                                          [GOODYEAR LOGO]
                                                    DIRECT MAIL I.D. GAR

Environmental disposal fee may apply in some areas. No other discounts apply. Offer ends 12/31/00.
--------------------------------------------------------------------------------

  10%     SHAREHOLDER
          DISCOUNT


PURCHASE ANY GOODYEAR PASSENGER OR LIGHT TRUCK TIRE AT A GOODYEAR OWNED OR JUST TIRES LOCATION AND RECEIVE A 10% DISCOUNT OFF THE REGULAR SELLING PRICE.


     [GOODYEAR LOGO]                         VALID ONLY AT GOODYEAR OWNED
[GEMINI AUTOMOTIVE CARS LOGO]                   OR JUST TIRES LOCATIONS

                                                          [GOODYEAR LOGO]
                                                    DIRECT MAIL I.D. GAR

No other discounts apply. Offer ends 12/31/00.
--------------------------------------------------------------------------------